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Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-28015 and 333-46883

P R O S P E C T U S    S U P P L E M E N T
(To Prospectus Dated January 14, 2004)

5,500,000 Shares

Reckson Associates
Realty Corp.

Class A Common Stock
$27.35 per share

        We are selling 5,500,000 shares of our Class A common stock. We have granted the underwriter an option to purchase up to 825,000 additional shares of Class A common stock to cover over-allotments.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RA." The last reported sale price of our Class A common stock on the New York Stock Exchange on March 9, 2004 was $28.01 per share.

        Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 2 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$27.35	$150,425,000
Underwriting Discount	$ 0.17	$ 935,000
Proceeds to Us (before expenses)	$27.18	$149,490,000

        In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $0.05 for each share of Class A common stock sold to those investors in the offering.

        The underwriter expects to deliver the shares to purchasers on or about March 15, 2004.

Citigroup

March 9, 2004

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. We are not, and the underwriter is not, making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

RECKSON ASSOCIATES REALTY CORP.

        We are a self-administered and self-managed real estate investment trust, or REIT, specializing in the acquisition, leasing, financing, management and development of Class A office properties. Based on industry surveys, we believe that we are one of the largest owners and managers of Class A office properties in the New York City and surrounding Metropolitan tri-state area. As of December 31, 2003, we owned and controlled, directly or indirectly, 89 properties encompassing approximately 14.7 million rentable square feet, all of which we manage. Our properties consist of 77 Class A office properties encompassing approximately 13.7 million rentable square feet, 11 industrial/R&D properties encompassing approximately 1.0 million rentable square feet and one retail property encompassing approximately 9,300 rentable square feet. We also own a 355,000 square foot Class A office building in Orlando, Florida. In addition, in January 2004, we acquired a 1.1 million square foot office property located in New York City for an aggregate purchase price of $321 million (including the assumption of a $202 million mortgage and $48 million of mezzanine debt).

        We own all of our interests in our real properties, directly or indirectly, through Reckson Operating Partnership, L.P., our operating partnership. We are the sole general partner of the operating partnership and, as of December 31, 2003, owned approximately 94.2% of the operating partnership's outstanding common units of limited partnership interest.

        Our executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and our telephone number is (631) 694-6900. Unless the context otherwise requires, all references to "we," "us," or "our company" refer to Reckson Associates Realty Corp. and its subsidiaries, including the operating partnership.

RECENT DEVELOPMENTS

        On February 26, 2004, we released financial results for the fourth quarter and year ended December 31, 2003.

        For the three month period ended December 31, 2003, net income allocable to common stockholders totaled $116.0 million, including $115.8 million related to gain on sales of real estate (primarily the sale of our Long Island industrial building portfolio), as compared to $8.6 million for the fourth quarter of 2002. For the three month period ended December 31, 2003, diluted net income per share of Class A common stock, commonly referred to as earnings per share ("EPS"), totaled $2.00 per share, as compared to $0.14 per share for the fourth quarter of 2002.

        For the year ended December 31, 2003, net income allocable to common stockholders totaled $142.3 million, including $115.8 million related to gain on sales of real estate, as compared to $54.5 million, including $4.8 million related to gain on sales of real estate, for the year ended December 31, 2002. Diluted EPS per share of Class A common stock totaled $2.54 per share, as compared to $0.83 per share for the year ended December 31, 2002.

        During the year ended 2003 we continued to experience shortfalls in the amount of cash available for distribution to pay our regular quarterly dividends to our Class A common stockholders. We currently anticipate that we may continue to experience similar shortfalls. There can be no assurance that our cash shortfalls will not be greater than we currently anticipate or that we will continue to pay dividends on our common stock at the current rate. See "Risk Factors—The market value of securities could decrease in the event we do not maintain our current dividend rate and also as a result of our performance and market perception" in the accompanying prospectus.

        In March 2004, we received notification from the Internal Revenue Service indicating that they have selected the 2001 tax return of our operating partnership for examination. The examination process has not yet commenced.

USE OF PROCEEDS

        The net proceeds from the offering of the shares will be approximately $149.3 million after deducting the underwriting discount and other expenses. The net proceeds will be used to repay our $100 million of 7.40% senior unsecured notes at maturity on March 15, 2004, to repay borrowings under our credit facility and for general corporate purposes. As of March 9, 2004, the credit facility had an outstanding balance of $90.0 million with a weighted average interest rate of 2.0%. The credit facility matures in December 2005.

UNDERWRITING

        Citigroup Global Markets Inc. is acting as the sole underwriter of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, 5,500,000 shares of Class A common stock.

        The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares (other than those covered by the over-allotment option described below) if it purchases any of the shares.

        The underwriter proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold at the initial offering price, the underwriter may change the public offering price and the other selling terms.

        The underwriter has represented, warranted and agreed that:

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  it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares of Class A common stock included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

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  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FMSA")) received by it in connection with the issue or sale of any shares of Class A common stock included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

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  it has complied and will comply with all applicable provisions of the FMSA with respect to anything done by it in relation to the shares of Class A common stock included in this offering in, from or otherwise involving the United Kingdom; and

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  the offer in the Netherlands of the shares of Class A common stock included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, or other institutional investors and finance companies and treasury departments of large enterprises).

        We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 825,000 additional shares of Class A common stock at the public offering price less the underwriting discount. The underwriter may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

        We and our executive officers and directors have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriter, dispose of or hedge any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock, except that certain of our executive officers may dispose of an aggregate of up to approximately 237,000 shares during that period solely for the purpose of funding their payment of taxes with regard to non-cash compensation awards that have recently vested or that vest during the period, and the chairman of our Board of Directors may dispose of up to 100,000 shares during that period solely for the purpose of funding the payment of tax obligations. The underwriter in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Our chief executive officer and certain of our board members have indicated their intent to purchase approximately 60,000 shares in the offering at the public offering price.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RA."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of our Class A common stock.

	No Exercise	Full Exercise
Per Share	$0.17	$0.17
Total	$935,000	$1,075,250

        In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $0.05 for shares of Class A common stock sold to those investors in the offering.

        In connection with the offering, the underwriter may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Class A common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriter's over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make "naked" short sales of shares in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares of Class A common stock in the open market while the offering is in progress.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the shares of Class A common stock. They may also cause the price of the Class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

        We estimate that our total expenses of this offering will be approximately $150,000.

        The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business. An affiliate of the underwriter is a lender under our credit facility to be repaid with a portion of the net proceeds of this offering.

        A prospectus supplement in electronic format may be made available on the website maintained by the underwriter.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL MATTERS

        The legality of the shares offered hereby will be passed upon for us by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP will rely upon the opinion of Venable LLP, Baltimore, Maryland, as to certain matters of Maryland law. Certain federal tax matters will be passed upon for us by Solomon and Weinberg LLP, New York, New York. In addition, certain legal matters will be passed upon for the underwriter by Clifford Chance US LLP, New York, New York.

PROSPECTUS

$744,739,654
RECKSON ASSOCIATES REALTY CORP.
Common Stock, Common Stock Warrants,
Preferred Stock, Depositary Shares and Preferred Stock Warrants

$150,000,000
RECKSON OPERATING PARTNERSHIP, L.P.
Debt Securities

        Reckson Associates Realty Corp. may offer up to $744,739,654 of shares of its Class A common stock, shares of its preferred stock, depositary shares representing interests in its preferred stock, and warrants to purchase shares of its Class A common stock or preferred stock. Reckson Associates' Class A common stock is listed on the New York Stock Exchange under the symbol "RA."

        Reckson Operating Partnership, L.P. may offer up to $150,000,000 of its debt securities in one or more series. If any of the Operating Partnership's debt securities are not rated investment grade by at least one nationally recognized statistical rating organization at the time of issuance, these non-investment grade debt securities will be fully and unconditionally guaranteed by Reckson Associates as to payment of principal, premium, if any, and interest.

        We may offer the securities at prices and on terms to be set forth in one or more supplements to this prospectus. The securities may be offered directly, through agents on our behalf or through underwriters or dealers.

        The terms of the securities may include limitations on ownership and restrictions on transfer thereof as may be appropriate to preserve the status of Reckson Associates as a real estate investment trust for United States federal income tax purposes.

        See "Risk Factors" beginning on page 2 of this prospectus for a description of risks that should be considered by purchasers of the securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2004.

RISK FACTORS

        This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause a difference include, but are not limited to, those discussed below. An investment in the securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this prospectus and the related prospectus supplement before purchasing the securities offered by the related prospectus supplement.

•    We are dependent on the New York Tri-State area market due to limited geographic diversification and our financial results may suffer as a result of a decline in economic conditions in such area

        A decline in the economic conditions in the New York tri-state area (the "Tri-State Area") and for commercial real estate could adversely affect our business, financial condition and results of operations.    All of our properties, except one office property located in Orlando, Florida, are located in the Tri-State Area, although our organizational documents do not restrict us from owning properties outside this area. Each of our five markets are located in New York City and the suburbs of New York City and may be similarly affected by economic changes in this area. A significant downturn in the financial services industry and related industries would likely have a negative effect on these markets and on the performance of our properties.

        The risk of terrorist attacks, particularly in New York City, may adversely affect the value of our New York City properties and our ability to generate cash flow. There may be a decrease in demand in metropolitan areas that are considered at risk for future terrorist attacks, and this decrease may reduce our revenues from property rentals.

        The following is a breakdown of our office and industrial properties for each of our five markets at November 30, 2003:

	Number of Properties(1)	Square Footage	Annual Base Rent(2)
Long Island
Office	26	3,880,896	$85,874,818
Industrial	3	143,489	$797,763
Westchester
Office	21	3,041,214	$62,416,676
Industrial	2	139,690	$1,891,238
New Jersey
Office	16	1,968,670	$42,465,769
Industrial	5	320,261	$2,732,801
Connecticut
Office	9	1,271,248	$28,227,098
Industrial	1	452,414	$2,032,502
New York City
Office	5	3,500,050	$130,319,777

(1)
We also own one 355,000 square foot office building located in Orlando, Florida, one retail property encompassing approximately 9,300 square feet on Long Island and 313 acres of land on which Reckson Associates can develop approximately three million square feet of office space and approximately 400,000 square feet of industrial space.

(2)
Represents base rents from leases in place as of November 30, 2003 for the period December 1, 2003 through November 30, 2004, excluding the reimbursement by tenants of electrical costs.

•    Debt servicing and refinancing, increases in interest rates and financial and other covenants could adversely affect our economic performance

        Dependence upon debt financing; risk of inability to service or refinance debt.    In order to qualify as a real estate investment trust, or REIT, for federal income tax purposes, we are required to distribute at least 90% of our taxable income. As a result, we are more reliant on debt or equity financings than many other non-REIT companies that are able to retain more of their income.

        We are subject to the risks associated with debt financing.    Our cash flow could be insufficient to meet required payments of principal and interest. We may not be able to refinance existing indebtedness, which in virtually all cases requires substantial principal payments at maturity, or the terms of such refinancing might not be as favorable as the terms of the existing indebtedness. As of November 30, 2003, the weighted average maturity of our existing indebtedness was approximately 5.7 years and our total existing indebtedness was approximately $1.3 billion. We also may not be able to refinance any indebtedness we incur in the future. Finally, we may not be able to obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

        Rising interest rates could adversely affect cash flow.    We conduct all of our operations through, and serve as the sole general partner of, the Operating Partnership. Increases in interest rates could increase the Operating Partnership's interest expense, which could adversely affect its ability to service its indebtedness or to pay dividends to our stockholders. As of November 30, 2003, approximately 14.9% of our debt was variable rate debt and our total debt was approximately $1.3 billion. Outstanding advances under the Operating Partnership's credit facility bear interest at variable rates. In addition, we may incur indebtedness in the future that also bears interest at a variable rate.

        Covenants in our debt agreements could adversely affect our financial condition and our ability to make distributions.    The Operating Partnership has a three-year unsecured credit facility from JPMorgan Chase Bank, as Administrative Agent, which provides for a maximum borrowing amount of up to $500 million. The credit facility matures in December 2005, contains options for a one-year extension subject to a fee of 25 basis points and, upon receiving additional lender commitments, increasing the maximum revolving credit amount to $750 million. The ability of the Operating Partnership to borrow under the credit facility is subject to certain covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum equity value and a maximum dividend payout ratio. The credit facility also contains a financial covenant limiting the amount of cash distributions that we may pay to holders of our common stock during any fiscal quarter if they exceed, when added to all distributions paid during the three immediately preceding quarters, the greater of:

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  90% of our funds from operations; and

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  the amounts required in order for us to continue to qualify as a REIT.

        We rely on borrowings under the Operating Partnership's credit facility to finance acquisition and development activities and for working capital purposes. Although the Operating Partnership presently is in compliance with the covenants under the credit facility, the Operating Partnership's ability to borrow under such facility is subject to continued compliance with the financial and other covenants contained therein. There is no assurance that the Operating Partnership will continue to be in compliance. If the Operating Partnership is unable to borrow under its credit facility, it could adversely affect our financial condition, including our ability to service our indebtedness or pay dividends to our stockholders.

        In addition, the mortgage loans which are secured by certain of our properties contain customary covenants, including covenants that require us to maintain property insurance in an amount equal to replacement cost of the properties. In the event that we were unable to obtain such insurance, there can be no assurance that the lenders under our mortgage loans would not take the position that exclusions from our coverage for losses due to terrorist acts is a breach of a covenant which, if uncured, could allow the lenders to declare an event of default and accelerate repayment of the mortgage loans. Other outstanding debt instruments contain standard cross default provisions that would be triggered in the event of an acceleration of the mortgage loans. This matter could adversely affect our financial results and our ability to finance and/or refinance our properties or to buy or sell properties. Our current insurance coverage provides for full replacement cost of our properties (other than our two largest properties), including for acts of terrorism up to $500 million on a per occurrence basis. Our two largest properties are covered for up to $200 million on such policies and are covered under separate policies, which include coverage for acts of terrorism, up to the estimated replacement cost for those properties.

        The facility fee and interest rate payable under the terms of our credit facility is subject to change based upon changes in our credit ratings. On November 12, 2003, as a result of one of our rating agencies changing our unsecured credit rating, the facility fee was increased to 30 basis points and the interest rate on outstanding borrowings was reset to LIBOR plus 120 basis points.

        No limitation on debt.    Currently, we have a policy of incurring debt only if our Debt Ratio is 50% or less. As of November 30, 2003, our Debt Ratio was 41.9%. For these purposes, "Debt Ratio" is defined as the total debt of the Operating Partnership as a percentage of the market value of outstanding shares of common stock, including the conversion of outstanding partnership units in the Operating Partnership, the liquidation preference of our preferred stock and the liquidation preference of the preferred units of the Operating Partnership, excluding all units of general partnership owned by us, plus total debt (including our share of joint venture debt and net of minority partners' share of joint venture debt). Under this policy, we could incur additional debt if our stock price increases, even if we may not have a corresponding increase in our ability to repay the debt. In addition, as of November 30, 2003, our debt-to-equity ratio was 1.39x. We calculated our debt-to-equity ratio by comparing the total debt of the Operating Partnership to the value of our outstanding common stock and the common units of limited partnership interest of the Operating Partnership (including its share of joint venture debt and net of minority partners' share of joint venture debt), each based upon the market value of the common stock, and the liquidation preference of our preferred stock and the preferred units of limited partnership interest in the Operating Partnership, excluding all units of general partnership interest owned by us.

        As described above, our credit facility contains financial covenants which limit the ability of the Operating Partnership to incur additional indebtedness. However, our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Accordingly, our Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for us to continue to qualify as a REIT. If this policy were changed, we could become more highly leveraged, resulting in higher interest payments that could adversely affect our ability to pay dividends to our stockholders and could increase the risk of default on the Operating Partnership's existing indebtedness.

•    The value of our investments in loans to FrontLine Capital Group ("FrontLine") and in joint venture investments with Reckson Strategic Venture Partners LLC ("RSVP") may be subject to further loss

        In June 1998, the Operating Partnership established an unsecured credit facility with FrontLine (the "FrontLine Facility") in the amount of $100 million for FrontLine to use in its investment activities, operations and other general corporate purposes. We have advanced approximately $93.4 million under the FrontLine Facility. In addition, in June 1998, the Operating Partnership approved the funding of investments of up to $100 million relating to RSVP (the "RSVP Commitment"), through RSVP-controlled joint ventures (for REIT-qualified investments) or advances made to FrontLine under an unsecured loan facility on terms similar to the FrontLine Facility (advances made under the RSVP Facility and the FrontLine Facility are hereafter referred to as the "FrontLine Loans"). During March 2001, we increased the RSVP Commitment to $110 million and as of November 30, 2003, approximately $109.1 million had been funded through the RSVP Commitment, of which $59.8 million represents investments in RSVP-controlled (REIT-qualified) joint ventures and $49.3 million represents advances loaned to FrontLine. As of November 30, 2003, interest accrued (net of reserves) under the FrontLine Facility and RSVP Commitment was approximately $19.6 million. We are the largest creditor of FrontLine. Scott Rechler, who serves as our Chief Executive Officer and President and as one of our directors, serves as the Chief Executive Officer and sole board member of FrontLine. Scott Rechler also serves as a member of the management committee of RSVP.

        At June 30, 2001, we assessed the recoverability of the FrontLine Loans and reserved approximately $3.5 million of the interest accrued during the three-month period then ended. In addition, we formed a committee of our Board of Directors, comprised solely of independent directors, to consider any actions to be taken by us in connection with the FrontLine Loans and its investments in joint ventures with RSVP. During the third quarter of 2001, we noted a significant deterioration in FrontLine's operations and financial condition and, based on our assessment of value and recoverability and considering the findings and recommendations of the committee and its financial advisor, we recorded a $163 million valuation reserve charge, inclusive of anticipated costs, in our consolidated statements of operations relating to our investments in the FrontLine Loans and joint ventures with RSVP. We also discontinued the accrual of interest income with respect to the FrontLine Loans. We have also reserved against our share of GAAP equity in earnings from the RSVP controlled joint ventures funded through the RSVP Commitment until such income is realized through cash distributions.

        At December 31, 2001, pursuant to Section 166 of the Internal Revenue Code of 1986, as amended (the "Code"), we charged off $70 million of the aforementioned reserve directly related to the FrontLine Facility, including accrued interest. On February 14, 2002, we charged off an additional $38 million of the reserve directly related to the FrontLine Facility, including accrued interest, and $47 million of the reserve directly related to the RSVP Facility, including accrued interest. The net carrying value of our investments in the FrontLine Loans and joint venture investments with RSVP, inclusive our share of previously accrued GAAP equity in earnings on those investments, was approximately $65.0 million as of September 30, 2003.

        FrontLine is in default under the FrontLine Loans and on June 12, 2002 filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

        In September 2003, RSVP completed the restructuring of its capital structure and management arrangements. In connection with the restructuring, RSVP redeemed the interest of the preferred equity holders of RSVP for an aggregate of approximately $137 million in cash and the transfer to the preferred equity holders of the assets that comprised RSVP's parking investment valued at approximately $28.5 million. RSVP also restructured its management arrangements whereby a management company formed by its former managing directors has been retained to manage RSVP pursuant to a management agreement and the employment contracts of the managing directors with RSVP have been terminated. The management agreement provides for an annual base management fee, and disposition fees equal to 2% of the net proceeds received by RSVP on asset sales. (The base management fee and disposition fees are subject to a maximum over the term of the agreement of $7.5 million.) In addition, the managing directors retained a one-third residual interest in RSVP's assets which is subordinated to the distribution of an aggregate amount of $75 million to RSVP and/or our company in respect of our joint ventures with RSVP. The management agreement has a three-year term, subject to early termination in the event of the disposition of all of the assets of RSVP.

        In connection with the restructuring, RSVP and certain of its affiliates obtained a $60 million secured loan. In connection with this loan, the Operating Partnership agreed to indemnify the lender in respect of any environmental liabilities incurred with regard to RSVP's remaining assets in which the Operating Partnership has a joint venture interest (primarily certain student housing assets) and guaranteed the obligation of an affiliate of RSVP to the lender in an amount up to $6 million plus collection costs for any losses incurred by the lender as a result of certain acts of malfeasance on the part of RSVP and/or its affiliates. The loan is scheduled to mature in 2006 and is expected to be repaid from proceeds of assets sales by RSVP.

•    Our acquisition, development and construction activities could result in losses

        We intend to acquire existing office properties to the extent that suitable acquisitions can be made on advantageous terms.    Acquisitions of commercial properties entail risks, such as the risks that we may not be in a position or have the opportunity in the future to make suitable property acquisitions on advantageous terms and that our investments will fail to perform as expected. Some of the properties that we acquire may require significant additional investment and upgrades and are subject to the risk that estimates of the cost of improvements to bring such properties up to standards established for the intended market position may prove inaccurate.

        We also intend to continue the selective development and construction of office properties in accordance with our development and underwriting policies as opportunities arise.    Our development and construction activities include the risks that:

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  we may abandon development opportunities after expending resources to pursue development;

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  construction costs of a project may exceed our original estimates;

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  occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

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  financing may not be available to us on favorable terms for development of a property; and

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  we may not complete construction and lease-up on schedule, resulting in increased carrying costs to complete construction, construction costs and, in some instances, penalties owed to tenants with executed leases.

        Our development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.    If any of the above events occur, our ability to pay dividends to our stockholders and service the Operating Partnership's indebtedness could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

•    Adverse real estate market conditions, increases in operating expenses or capital expenditures, tenant defaults and uninsured losses could adversely affect our financial results

        Our properties' revenues and value may be adversely affected by a number of factors, including:

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  the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates;

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  the need to periodically renovate, repair and relet our space;

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  increasing operating costs, including real estate taxes and utilities, which may not be passed through to tenants;

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  defaults by our tenants or their failure to pay rent on a timely basis; and

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  uninsured losses.

        A significant portion of our expenses of real estate investments, such as mortgage payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a decrease in income from our properties. In addition, our real estate values and income from properties are also affected by our compliance with laws, including tax laws, interest rate levels and the availability of financing.

        We may suffer losses as a result of tenant bankruptcies.    If any of our tenants file for protection from creditors under federal bankruptcy laws, they generally have the right, subject to certain conditions, to reject their leases with us. In the event this occurs, we may not be able to readily lease the space or to lease it on equal or better terms.

        In this regard, HQ Global Workplaces, Inc., ("HQ") one of the largest providers of flexible officing solutions in the world and which was formerly controlled by FrontLine, previously operated eleven executive office centers comprising approximately 205,000 square feet at our properties, including two operated at our joint venture properties. On March 13, 2002, as a result of experiencing financial difficulties, HQ voluntarily filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code and subsequently rejected three of its leases with us and surrendered approximately an additional 20,500 square feet from two other leases. We have since re-leased 100% of the rejected space. In September 2003, the Bankruptcy Court approved the assumption and amendment by HQ of its remaining eight leases with us. The assumed leases expire between 2007 and 2011, encompass approximately 150,000 square feet and provide for current annual base rents totaling approximately $3.5 million. A committee designated by the Board and chaired by an independent director conducted all negotiations with HQ.

        WorldCom/MCI and its affiliates ("WorldCom"), a telecommunications company, which leased approximately 527,000 square feet in thirteen of our properties located throughout the Tri-State Area voluntarily filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code on July 21, 2002. The Bankruptcy Court granted WorldCom's petition to reject four of its leases with us. The four rejected leases aggregated approximately 282,000 square feet and were to provide for contractual base rents of approximately $7.2 million for the 2003 calendar year. We have agreed to restructure five of the remaining leases. Pursuant to WorldCom's Plan of Reorganization, which has been confirmed by the Bankruptcy Court, WorldCom must assume or reject the remaining leases prior to the effective date of the Plan. The effective date of the Plan is estimated to occur during the first quarter of 2004. All of WorldCom's leases are current on base rental charges through November 30, 2003, other than under the four rejected leases and we currently hold approximately $195,000 in security deposits relating to the non-rejected leases. There can be no assurance as to whether WorldCom will affirm or reject any or all of its remaining leases with us.

        As of September 30, 2003, WorldCom occupied approximately 245,000 square feet of office space with aggregate annual base rental revenues of approximately $4.1 million, or 1.1% of our total 2003 annualized rental revenue based on base rental revenue earned on a consolidated basis.

        Because real estate investments are illiquid, we may not be able to sell properties when appropriate.    Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties in some situations when it may be economically advantageous to do so, thereby adversely affecting returns to our stockholders.

        Competition in our markets is significant.    The competition for tenants in the office and industrial markets in the Tri-State Area is significant and includes properties owned by other REITs, local privately-held companies, institutional investors and other owners. There is also significant competition for acquisitions in our markets from the same types of competitors. In addition, many users of industrial space in our markets own the buildings that they occupy.

        Increasing operating costs could adversely affect cash flow.    Our properties are subject to operating risks common to commercial real estate, any and all of which may adversely affect occupancy or rental rates. Our properties are subject to increases in our operating expenses such as cleaning, electricity, heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other costs associated with security, landscaping, repairs and maintenance of our properties.

As a result of the events of September 11, 2001, we are experiencing higher operating expenses due to significantly increased insurance costs and security measures. While our tenants generally are currently obligated to pay a portion of these costs, there is no assurance that tenants will agree to pay these costs upon renewal or that new tenants will agree to pay these costs initially. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without at the same time decreasing occupancy rates. While we have cost saving measures at each of our properties, if any of the above occurs, our ability to pay dividends to our stockholders and service our indebtedness could be adversely affected.

        Some potential losses are not covered by insurance; losses could result from terrorist acts.    We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. Six of our properties are located in New York City. As a result of the events of September 11, 2001, insurance companies are limiting coverage for acts of terrorism in all risk policies. In November 2002, the Terrorism Risk Insurance Act of 2002 was signed into law which, among other things, requires insurance companies to offer coverage for losses resulting from defined "acts of terrorism" through 2004. Our current insurance coverage provides for full replacement cost of our properties (other than our two largest properties), including for acts of terrorism up to $500 million on a per occurrence basis. Our two largest properties are covered for up to $200 million on such policies and are covered under separate policies, which include coverage for acts of terrorism, up to the estimated replacement cost for these properties.

        Furthermore, losses arising from acts of war or relating to pollution are not generally insured because they are either uninsurable or not economically insurable. If an uninsured loss or a loss in excess of insured limits should occur, we could lose our capital invested in a property, as well as any future revenue from the property. We would remain obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and financial condition and results of operations.

        Investments in mortgage debt could lead to losses.    We may invest in mortgages secured by office or industrial properties. We may acquire the mortgaged properties through foreclosure proceedings or negotiated settlements. In addition to the risks associated with investments in commercial properties, investments in mortgage indebtedness present additional risks, including the risk that the fee owners of such properties may not make payments of interest on a current basis and we may not realize our anticipated return or sustain losses relating to the investments. Although we currently have no intention to originate mortgage loans as a significant part of our business, we may make loans to a seller in connection with our purchase of real estate. The underwriting criteria we would use for these loans would be based upon the credit and value of the underlying real estate.

•    Property ownership through partnerships and joint ventures creates additional investment risks

        Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partners or co-venturer might become bankrupt, that our partners or co-venturer might at any time have different interests or goals than we do, and that our partners or co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturer nor us would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

        The following is a description of the significant joint ventures in which we are involved:

        Our joint venture in 919 Third Avenue, New York, New York, includes the risks that we cannot enter into large leases or refinance or dispose of the property in our discretion.    On December 21, 2001, we formed a joint venture with the New York State Teachers' Retirement Systems ("NYSTRS") (the "919JV")

whereby NYSTRS acquired a 49% indirect interest in the property located at 919 Third Avenue, New York, NY for $220.5 million which included $122.1 million of its proportionate share of secured mortgage debt and approximately $98.4 million of cash which was then distributed to us. We are responsible for managing the day-to-day operations and business affairs of the 919JV and have substantial rights in making decisions affecting the property such as developing a budget, leasing and marketing. We must obtain the consent of NYSTRS in order to make certain decisions, including a sale of the property, purchasing any additional property or entering into significant leases. The minority member has certain rights primarily intended to protect its investment. For purposes of our financial statements we consolidate the 919JV.

        Our joint venture in a portfolio of eight office properties includes the risks that we cannot enter into large leases or refinance or dispose of the properties in our discretion.    In September 2000, we formed a joint venture (the "Tri-State JV") with Teachers Insurance and Annuity Association ("TIAA") and contributed nine Class A suburban office properties aggregating approximately 1.5 million square feet to the Tri-State JV for a 51% majority ownership interest. TIAA contributed approximately $136 million for a 49% interest in the Tri-State JV which was then distributed to us. In August 2003, we acquired TIAA's 49% interest in the property located at 275 Broadhollow Road, Melville, NY, for approximately $12.4 million. As a result, the Tri-State JV owns eight Class A suburban office properties aggregating approximately 1.4 million square feet. We are responsible for managing the day-to-day operations and business affairs of the Tri-State JV and have substantial rights in making decisions affecting the properties such as leasing, marketing and financing. The minority member has certain rights primarily intended to protect its investment. For purposes of our financial statements we consolidate the Tri-State JV.

        Our investment in the Omni includes the risks that we cannot refinance or dispose of the property in our sole discretion and we could have our general partnership interest converted into a limited partnership interest.    The Operating Partnership owns a 60% general partner interest in Omni Partners, L.P. (the "Omni Partnership"), the partnership that owns the Omni, a 579,000 square foot office building located in our Nassau West Corporate Center office park. Odyssey Partners, L.P. ("Odyssey") and an affiliate of Odyssey own the remaining 40% interest. Through our partnership interest, we act as managing partner and have the sole authority to conduct the business and affairs of the Omni Partnership subject to the limitations set forth in the amended and restated agreement of limited partnership of Omni Partners, L.P. (the "Omni Partnership Agreement"). These limitations include Odyssey's right to negotiate under certain circumstances a refinancing of the mortgage debt encumbering the Omni and the right to approve any sale of the Omni made on or before March 13, 2007 (the "Acquisition Date"). The Operating Partnership will continue to act as the sole managing partner of the Omni Partnership unless certain conditions specified in the Omni Partnership Agreement shall occur. Upon the occurrence of any of these conditions, the Operating Partnership's general partnership interest shall convert to a limited partnership interest and an affiliate of Odyssey shall be the sole managing partner, or, at the option of Odyssey, the Operating Partnership shall be a co-managing partner with an affiliate of Odyssey. In addition, on the Acquisition Date, the Operating Partnership will have the right to purchase Odyssey's interest in the Omni Partnership at a price (the "Option Price") based on 90% of its fair market value. If the Operating Partnership fails to exercise this option, Odyssey has the right to require the Operating Partnership to purchase Odyssey's interest in the Omni Partnership on the Acquisition Date at the Option Price. The Operating Partnership has the right to extend the Acquisition Date until March 13, 2012. The Option Price shall apply to the payment of all sums due under a loan made by the Operating Partnership in March 1997 to Odyssey in the amount of approximately $17 million. The Odyssey loan matures on the Acquisition Date, subject to the Operating Partnership's right to extend the Acquisition Date as set forth above, and is secured by a pledge of Odyssey's interest in the Omni Partnership.

        Our joint venture in an office building in Tarrytown, New York includes the risks that we cannot enter into large leases or refinance or dispose of the building in our discretion.    We own a 60% non-controlling interest in a 172,000 square foot office building located at 520 White Plains Road in White Plains, New York (the "520JV"), which we manage. The remaining 40% interest is owned by JAH Realties, L.P. Jon Halpern, a director of HQ, is a partner in JAH Realties, L.P. As of September 30, 2003, the 520JV had total assets of $19.8 million, a mortgage note payable of $12.1 million and other liabilities of $135,000. Our allocable share of the 520JV mortgage note payable is approximately $8.0 million. This mortgage note payable bears interest at 8.85% per annum and matures on September 1, 2005. The operating agreement of the 520JV requires joint decisions from all members on all significant operating and capital decisions including sale of the property, refinancing of the property's mortgage debt, development and approval of leasing strategy and leasing of rentable space. As a result of the decision-making participation relative to the operations of the property, we account for the 520JV under the equity method of accounting.

•    Environmental problems are possible

        Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at a property. An owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in the property. These laws often impose such liability without regard to whether the owner knew of, or caused, the presence of the contaminants. Clean-up costs and the owner's liability generally are not limited under the enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of, or the failure to properly remediate, the substances may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at a disposal or treatment facility, whether or not such facility is owned or operated by the person. Even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

        Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials ("ACMs"). These laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of properties containing ACMs. Having arranged for the disposal or treatment of contaminants we may be potentially liable for removal, remediation and other costs, including governmental fines and injuries to persons and property.

        All of our office properties and all of our industrial properties have been subjected to a Phase I or similar environmental site assessment after April 1, 1994 that were completed by independent environmental consultant companies, except for the property located at 35 Pinelawn Road which was originally developed by us and subjected to a Phase I in April 1992. These Phase I or similar environmental site assessments involved general inspections without soil sampling, ground water analysis or radon testing and, for our properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs. These environmental site assessments have not revealed any environmental liability that we believe would have a material adverse effect on our business.

•    Failure to qualify as a REIT would be costly

        We have operated (and intend to operate) so as to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1995. Although our management believes that we are organized and operated in a manner to so qualify, no assurance can be given that we will qualify or remain qualified as a REIT.

        If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce net earnings available to service indebtedness, make investments or pay dividends to stockholders because of the additional tax liability to us for the years involved. Also, we would not then be required to pay dividends to our stockholders.

•    Tax consequences upon a sale or refinancing of properties may result in conflicts of interest for our directors and officers

        Holders of units of limited partnership interest of the Operating Partnership or co-owners of properties not owned entirely by us may suffer different and more adverse tax consequences than we will upon the sale or refinancing of our properties. We may have different objectives from these co-owners and holders of limited partnership units regarding the appropriate pricing and timing of any sale or refinancing of these properties. While we, as the sole general partner of the Operating Partnership, have the exclusive authority as to whether and on what terms to sell or refinance each property owned solely by the Operating Partnership, our directors and officers who hold limited partnership units may seek to influence us not to sell or refinance the properties, even though such a sale might otherwise be financially advantageous to us, or may seek to influence us to refinance a property with a higher level of debt.

•    New tax legislation reduces tax rates for dividends paid by non-REIT corporations.

        Under legislation recently enacted, the maximum tax rate on dividends to individuals has generally been reduced from 38.6% to 15% (from January 1, 2003 through December 31, 2008). The reduction in rates on dividends is generally not applicable to dividends paid by a REIT except in limited circumstances. Although this legislation will not adversely affect the taxation of REITs or dividends paid by REITs, the favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of non-REIT corporations that pay dividends as relatively more attractive than stocks of REITs. It is not possible to predict whether such a change in perceived relative value will occur or what effect, if any, this legislation will have on the maket price of our stock.

•    Limits on ownership and changes in control may deter changes in management and third party acquisition proposals

        Ownership limit.    To maintain our qualification as a REIT, five or fewer individuals (as defined in the Code, to include certain entities) may not own, directly or indirectly, more than 50% in value of our outstanding capital stock at any time during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"). In order to protect against the risk of losing REIT status, our charter limits ownership of our issued and outstanding Class A common stock by any single stockholder to 9% of the lesser of the number or value of the outstanding shares of common stock. It also limits ownership of our issued and outstanding 7 5/8% Series A Convertible Cumulative Preferred Stock to 9% in value of the outstanding shares of all of our capital stock. In addition, a stockholder may not acquire shares of our Series A preferred stock that would result in the stockholder's owning in excess of 20% of the lesser of the number or value of outstanding shares of the Series A preferred stock. See "Restrictions on Ownership of Capital Stock," "Description of Common Stock—Restrictions on Ownership" and "Description of Preferred Stock—Restrictions on Ownership." These provisions may delay, defer or prevent a change of control in our company or other transaction by a third party without the consent of the Board of Directors even if a change in control were in the best interests of our stockholders. As part of our strategic plan to improve corporate governance, at our 2004 annual meeting of stockholders we intend to seek stockholder approval to authorize the modification of the ownership limit relating to the Five or Fewer Requirements so as to limit its use as an anti-takeover device.

        Staggered board.    Our Board of Directors is divided into three classes. The terms of the Class I, Class II and Class III directors expire in 2005, 2006, and 2004, respectively. Directors are chosen for a three-year term. These provisions may deter changes in control because of the increased time period necessary for a third party to acquire control of management through positions on the Board of Directors. As part of our strategic plan to improve corporate governance, at our 2004 annual meeting of stockholders we intend to seek stockholder approval to de-stagger our Board of Directors.

        Supermajority Vote for Removal of Directors.    In our charter, we have opted into a provision of the Maryland General Corporation Law (the "MGCL") requiring a vote of two-thirds of the common stock to remove one or more directors.

        Majority of Votes Required to Call Special Meetings of Stockholders.    Our bylaws provide that a special meeting of stockholders need only be called if requested by holders of the majority of votes eligible to be cast at such meeting.

        Future issuances of common stock.    Our charter authorizes the Board of Directors to issue additional shares of common stock without stockholder approval. We also may issue shares of Class A common stock in exchange for limited partnership units pursuant to the Operating Partnership's partnership agreement.

        Our charter permits the issuance of preferred stock which could delay, defer or prevent a change in control.     Our charter authorizes the Board of Directors to issue up to 25 million shares of preferred stock, of which 8,834,500 shares of Series A preferred stock are issued and outstanding, to reclassify unissued shares of capital stock, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each class or series of any capital stock issued.

        In October 2000, the Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan") designed to protect our stockholders from various abusive takeover tactics, including attempts to acquire control at an inadequate price, depriving stockholders of the full value of their investment. The Rights Plan is designed to allow the Board of Directors to secure the best available transaction for all of our stockholders. The Rights Plan was not adopted in response to any known effort to acquire control of our company.

        Under the Rights Plan, each of our stockholders received a dividend of one Right for each share of our outstanding Class A common stock owned. The Rights are exercisable only if a person or group acquires, or announces their intent to acquire, 15% or more of our Class A common stock, or announces a tender offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the Class A common stock. Each Right entitles the holder to purchase one one-thousandth of a share of a new series of junior participating preferred stock of ours at an initial exercise price of $84.44.

        If any person acquires beneficial ownership of 15% or more of the outstanding shares of Class A common stock, then all Rights holders except the acquiring person are entitled to purchase our Class A common stock at a price discounted from the then market price. If we are acquired in a merger after such an acquisition, all Rights holders except the acquiring person are also entitled to purchase stock in the buyer at a discount in accordance with the Rights Plan.

        Limitations on acquisition of and changes in control pursuant to Maryland law.    The MGCL contains provisions, referred to as the "control share acquisition statute," which eliminate the voting rights of shares acquired in a Maryland corporation in quantities so as to constitute "control shares," as defined under the MGCL. The MGCL also contains provisions, referred to as the "business combination statute," which generally limit business combinations between a Maryland corporation and any 10% owners of the corporation's stock or any affiliate thereof. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then-prevailing market price. As permitted by the MGCL, our bylaws contain a provision exempting any and all acquisitions by any person of shares of our capital stock from the control share acquisition statute. The Board of Directors, however, has approved our opting into the "business combination statute."

•    The market value of securities could decrease in the event we do not maintain our current dividend rate and also as a result of our performance and market perception

        Effect of earnings and cash dividends.    The market value of the equity securities of a REIT may be based primarily upon the market's perception of the REIT's growth potential and its current and future cash dividends, and may be secondarily based upon the real estate market value of the underlying assets. During 2003, we have operated our business within a weakened market for office leasing resulting from the economic recession. We have experienced weakened rental rates and higher vacancy rates for our properties, which has resulted in lower operating income. In addition, during this period we have incurred significant leasing costs as a result of increased market demands from tenants and high levels of leasing transactions that result from the re-tenanting of scheduled expirations or early terminations of leases. We have recently experienced high tenanting costs including tenant improvement costs, leasing commissions and free rent in all of our markets. For the three and nine month periods ended September 30, 2003, we paid $12.0 million and $40.1 million, respectively, for tenanting costs including tenant improvement costs and leasing commissions. As a result of these and the operating factors mentioned above, our cash flow from operating activities has not been sufficient to cover 100% of the quarterly dividends payable on our common stock. To meet the short-term funding requirements relating to these shortfalls, we have used proceeds of property sales or borrowings under our credit facility. Our ability to increase operating cash flow and eliminate these shortfalls is dependent upon improved market conditions, including higher occupancy rates, increased rental rates and lower tenant costs. We periodically review our dividend policy to determine the appropriateness of our dividend rate relative to our expected cash flows. We adjust our dividend rate based on forecasted increases and decreases in our cash flow as well as required distributions of taxable income to maintain REIT status. There can be no assurance that we will maintain the current quarterly distribution level on the Class A common stock.

        Adverse impact of rising interest rates.    One factor which influences the price of securities is the dividend or interest rate on the securities relative to market interest rates. Rising interest rates may lead potential buyers of our equity securities to expect a higher dividend rate, which would adversely affect the market price of the securities. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and the ability of the Operating Partnership to service its indebtedness.

•    We may be adversely affected by litigation relating to the disposition of our Long Island industrial building portfolio

        In November 2003, we disposed of all but three of our 95 property, 5.9 million square foot, Long Island industrial building portfolio to members of the Rechler family (the "Disposition") for approximately $315.5 million, comprised of $225.1 million in cash and debt assumption and 3,932,111

Class A common units of limited partnership interest of the Operating Partnership valued at approximately $90.4 million. Approximately $204 million of cash sales proceeds from the Disposition were used to repay borrowings under our credit facility. Two of the remaining three properties, which are subject to transfer pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), are anticipated to close during the first or second quarter of 2004. The disposition of the other property, which has an allocated value of approximately $1.3 million and is subject to certain environmental issues, is conditioned upon the approval of the buyer's lender which has not been obtained. As a result, we may not dispose of this property as a part of the disposition. Although we believe that if we continue to hold this property the cost to address the environmental issues would not have a material adverse effect on us, there can be no assurance in this regard. In addition, four of the five remaining options granted to us at the time of our initial public offering ("IPO") to purchase interests in properties owned by Rechler family members (including three properties in which the Rechler family members hold non-controlling interests and one industrial property) were terminated along with our management contracts relating to three of such properties.

        In connection with the closing, the employment of Donald Rechler, Roger Rechler, Gregg Rechler and Mitchell Rechler as officers of Reckson Associates terminated and Roger Rechler, Gregg Rechler and Mitchell Rechler resigned as members of our Board of Directors. In connection with the Disposition and the terminations of employment, we incurred the following restructuring charges: (i) approximately $7.5 million related to outstanding stock loans under our historical long term incentive program ("LTIP") were transferred to the entity that acquired the Long Island industrial building portfolio and approximately $575,000 of loans related to life insurance contracts were extinguished, (ii) approximately $2.9 million paid to the departing Rechler family members in exchange for 127,689 of rights to receive shares of Class A common stock that were granted in 2002 and their rights that were granted in 2003 were forfeited in their entirety and (iii) with respect to two of the departing Rechler family members participating in our March 2003 LTIP, each received 8,681 shares of our Class A common stock related to the service component of their core award which was valued at $399,000 in the aggregate. In addition, if we attain our annual performance measure under the March 2003 LTIP in March 2004, these individuals will also be entitled to each receive 26,041 shares of Class A common stock representing the balance of the annual core award as if they had remained in continuous employment with us. The remainder of their core awards was forfeited as was the entire amount of the special outperformance component of the March 2003 LTIP.

        A number of stockholder derivative actions have been commenced purportedly on behalf of Reckson Associates against the Board of Directors relating to the Disposition. The complaints allege, among other things, that the process by which the directors agreed to the transaction was not sufficiently independent of the Rechler family and did not involve a "market check" or third party auction process and, as a result, was not for adequate consideration. The plaintiffs seek similar relief, including a declaration that the directors violated their fiduciary duties and damages. Such actions could lead to settlements, rescission of the transaction, civil damages or other litigation costs that could adversely affect our business.

•    Transactions by the Operating Partnership or Reckson Associates could adversely affect debt holders

        Except with respect to a covenant limiting the incurrence of indebtedness, a covenant requiring the Operating Partnership to maintain a certain percentage of unencumbered assets and a covenant requiring any successor in a business combination with the Operating Partnership to assume all of the obligations of the Operating Partnership under the indenture pursuant to which the debt securities will be issued, the indenture does not contain any provisions that would protect holders of debt securities in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or Reckson Associates, or any affiliate of any these parties,

(ii) a change of control, or (iii) certain reorganizations, restructuring, mergers or similar transactions involving the Operating Partnership or Reckson Associates.

•    We may not be able to pay on guarantees

        A guarantee of the Operating Partnership's debt securities by Reckson Associates effectively provides no benefit to investors and should not be viewed by investors as enhancing the credit of the debt securities or as providing any additional value to the debt securities. The Operating Partnership conducts all of Reckson Associates' operations, and the only asset of Reckson Associates is its interest in the Operating Partnership. As a result, if the Operating Partnership is unable to meet its obligations on the debt securities, Reckson Associates will not have any assets from which to pay on its guarantee of such debt securities.

CAUTIONARY STATEMENTS CONCERNING
FORWARD-LOOKING INFORMATION

        Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company are described above under "Risk Factors." These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein. Our actual results may differ significantly from the results discussed in the forward-looking statements.

AVAILABLE INFORMATION

        Reckson Associates and the Operating Partnership are each subject to the informational requirements of the Exchange Act, and in accordance therewith both Reckson Associates and the Operating Partnership file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You may access the Commission's web site at http://www.sec.gov. These materials can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the exchange on which Reckson Associates' Class A common stock and Series A preferred stock is listed.

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act, with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information regarding us and the securities, reference is made to the registration statement, including the exhibits filed as a part thereof, and the documents incorporated by reference in this prospectus. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each contract, agreement or other document filed as an exhibit to the registration statement or to an Exchange Act report, reference is made to the exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by reference. Copies of the registration statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information in such documents that is deemed not to be filed), which we have previously filed with the Commission and are considered a part of this prospectus, and any future filings made with the Commission prior to the termination of this offering under Section 13(a), 13(c), 14 or 15(d) of the

Exchange Act. These filings contain important information about Reckson Associates and the Operating Partnership.

Reckson Associates Commission Filings (File No. 1-13762)	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed January 27, 2003, May 28, 2003, September 18, 2003, October 1, 2003, October 22, 2003 and November 21, 2003
Registration Statement on Form 8-A	Filed May 9, 1995 (as amended)
Registration Statement on Form 8-A	Filed April 9, 1998
Reckson Operating Partnership Commission Filings (File No. 1-13762)
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed January 27, 2003, May 28, 2003, September 18, 2003, October 1, 2003, October 22, 2003 and November 21, 2003

        Reckson Associates and the Operating Partnership will provide a copy of any or all of these documents (exclusive of exhibits unless the exhibits are specifically incorporated by reference therein), without charge, to each person to whom this prospectus is delivered, upon written or oral request to Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Susan McGuire, Investor Relations, telephone number (631) 694-6900.

RECKSON ASSOCIATES AND THE OPERATING PARTNERSHIP

        Reckson Associates was incorporated in September 1994 and commenced operations effective with the completion of its IPO on June 2, 1995. Reckson Associates, together with the Operating Partnership, was formed for the purpose of continuing the commercial real estate business of the predecessors of Reckson Associates, its affiliated partnerships and other entities. Reckson Associates is a self-administered and self-managed REIT engaged in the business of owning, developing, re-positioning, acquiring, constructing, managing and leasing of primarily Class A office properties in the New York Metropolitan Tri-State area. Based on industry surveys, we believe that we are one of the largest owners and managers of Class A office properties in New York City and the surrounding Metropolitan Tri-State area. When we refer to Class A office buildings in this prospectus, we mean well maintained, high quality buildings that achieve rental rates that are at the higher end of the range of rental rates for office properties in the particular market.

        As of November 30, 2003, we owned and controlled, directly or indirectly, 89 properties encompassing approximately 14.7 million rentable square feet, all of which we manage. Our properties consist of 77 Class A office properties encompassing approximately 13.7 million rentable square feet, 11 industrial/R&D properties encompassing approximately 1.0 million rentable square feet and one retail property encompassing approximately 9,300 rentable square feet. We also own a 355,000 square foot office building in Orlando, Florida. In addition, in January 2004, we acquired a 1.1 million square foot office property located in New York City for an aggregate purchase price of $321 million (including the assumption of a $202 million mortgage and $48 million of mezzanine debt).

        In January 2004, we acquired 1185 Avenue of the Americas, a 42-story, 1.1 million square foot Class A office tower, located between 46th and 47th Streets in New York City for $321 million. The building is encumbered by a $202 million mortgage and $48 million of mezzanine debt that we assumed at closing. The floating rate mortgage and mezzanine debt both mature in August 2004 and presently have a weighted average interest rate of 4.95% per annum. The property is also encumbered by a ground lease which has a remaining term of approximately 40 years (inclusive of a 20 year extension term exercisable by us as lessee) with rent scheduled to be re-set at the end of 2005. We funded $65 million of the cash portion of this acquisition through a borrowing under our credit facility.

        As of November 30, 2003, we also owned approximately 313 acres of land in 12 separate parcels on which we can develop approximately three million square feet of office space and approximately 400,000 square feet of industrial space.

        Our executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and our telephone number at that location is (631) 694-6900. At November 30, 2003, we had approximately 240 employees.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, the net proceeds to Reckson Associates or the Operating Partnership, as the case may be, from the sale of the securities offered by the applicable prospectus supplement will be used for the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of our existing properties, in each case, as described in detail in the prospectus supplement depending on the circumstances at the time of the related offering, and for other general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES
AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth the consolidated ratios of earnings to fixed charges and the consolidated ratios of earnings to combined fixed charges and preferred stock dividends of Reckson Associates and the Operating Partnership for the periods shown:

Year Ended December 31,
For the nine months Ended September 30, 2003
		2002	2001	2000	1999	1998
Reckson Associates:
Ratio of Earnings to Fixed Charges	1.59x	1.79x	2.28x	2.25x	2.19x	2.36x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.29x	1.44x	1.79x	1.66x	1.55x	1.76x
Operating Partnership:
Ratio of Earnings to Fixed Charges	1.59x	1.79x	2.32x	2.27x	2.21x	2.38x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.29x	1.44x	1.82x	1.67x	1.56x	1.77x

        The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred dividends were computed by dividing earnings by the aggregate of fixed charges and preferred dividends. For this purpose, earnings consist of income from continuing operations before minority interest, fixed charges and, for the ratio of earnings to combined fixed charges and preferred dividends, preferred dividends. Fixed charges consist of interest expense (including interest costs capitalized), ground rent expense and the amortization of debt issuance costs.

DESCRIPTION OF DEBT SECURITIES

        The debt securities of the Operating Partnership covered by this prospectus (the "Debt Securities") will be issued under an Indenture (the "Indenture") among the Operating Partnership, Reckson

Associates and The Bank of New York (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part and is available for inspection at the corporate trust office of the Trustee at One Wall Street, New York, NY 10286. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of the material provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

General

        The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of Reckson Associates as sole general partner of the Operating Partnership, or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of the series, for issuances of additional Debt Securities of the same series.

        The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

        Reference is made to the prospectus supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

  (1)
  the title of the Debt Securities;

  (2)
  the aggregate principal amount of the Debt Securities and any limit on the aggregate principal amount;

  (3)
  the percentage of the principal amount at which the Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

  (4)
  the date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

  (5)
  the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which the Debt Securities will bear interest, if any;

  (6)
  the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the record dates for such interest payment dates, or the method by which any date shall be determined, the person to whom the interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  (7)
  the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable, the Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of the Debt Securities and the Indenture may be served;

  (8)
  the date or dates on which or the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have an option;

  (9)
  the obligation, if any, of the Operating Partnership to redeem, repay or purchase the Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the date or dates on which or the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to its obligation;

  (10)
  if other than U.S. dollars, the currency or currencies in which the Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (11)
  whether the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which the amounts shall be determined;

  (12)
  any additional events of default or covenants of the Debt Securities;

  (13)
  whether the Debt Securities will be issued in certificated and/or book-entry form;

  (14)
  whether the Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

  (15)
  whether the Debt Securities will be fully and unconditionally guaranteed by Reckson Associates pursuant to the Guarantees (the "Guaranteed Securities");

  (16)
  if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of these provisions;

  (17)
  if the Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for the Debt Securities to be authenticated and delivered;

  (18)
  whether and under what circumstances the Operating Partnership will pay additional amounts on the Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making a payment;

  (19)
  if other than the Trustee, the identity of each security registrar and/or paying agent; and

  (20)
  any other material terms of the Debt Securities.

        The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

        Except with respect to a covenant limiting the incurrence of indebtedness, a covenant requiring a certain percentage of unencumbered assets and a covenant requiring any successor in a business combination with the Operating Partnership to assume all of the obligations of the Operating Partnership under the Indenture, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership or Reckson Associates to incur indebtedness or that would afford Holders of the Debt Securities protection in the case of any of the following events:

  •
  a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or Reckson Associates, or any affiliate of any these parties;

  •
  a change of control; or

  •
  a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or Reckson Associates that may adversely affect the Holders of the Debt Securities.

        In addition, subject to the covenants referred to above, the Operating Partnership or Reckson Associates may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or Reckson Associates, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of Reckson Associates' common stock and preferred stock which are designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock—Restrictions on Ownership" and "Description of Preferred Stock—Restrictions on Ownership."

Guarantees

        Reckson Associates will fully and unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities not rated investment grade by at least one nationally recognized statistical rating organization at the time of issuance by the Operating Partnership, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

        Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to the Person at an account maintained within the United States.

        Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name the Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of the Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of the Debt Security not less than 10 days prior to the Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

        Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for the series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

        Neither the Operating Partnership nor the Trustee shall be required to:

  •
  issue, register the transfer of or exchange any Debt Security if the Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of selection;

  •
  register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed;

  •
  exchange any Bearer Security so selected for redemption except that the Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that the Registered Security shall be simultaneously surrendered for redemption; or

  •
  issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of the Debt Security not to be so repaid.

Merger, Consolidation or Sale

        The Operating Partnership or, with respect to the Guaranteed Securities, Reckson Associates may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that the following conditions are met:

  •
  the Operating Partnership or Reckson Associates, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or Reckson Associates, as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture and, if applicable, the Guarantees;

  •
  immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering these conditions shall be delivered to the Trustee.

Certain Covenants

        Limitations on Incurrence of Debt.    The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Indebtedness (as defined below), other than Permitted Debt (as defined below), if, immediately after giving effect to the incurrence of additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each Subsidiary, determined in accordance with GAAP (as defined below), is greater than 60% of the sum of:

        (1)    the Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission prior to the incurrence of such additional Indebtedness or, if the Operating Partnership is not then subject to the reporting requirements of the Exchange Act, as of its most recent calendar quarter; and

        (2)    any increase in the Total Assets since the end of the quarter, including, without limitation, any increase in Total Assets resulting from the incurrence of additional Indebtedness (the Total Assets adjusted by this increase are referred to as the "Adjusted Total Assets").

        The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness, other than Permitted Debt, if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that:

  •
  the Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of the period,

  •
  the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of the four-quarter period had been incurred, repaid or retained at the beginning of the period (except that, in making the computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of borrowings under the credit facility during the period),

  •
  any income earned as a result of any increase in Adjusted Total Assets since the end of the four-quarter period had been earned, on an annualized basis, for the period, and

  •
  in the case of an acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation of Consolidated Income Available for Debt Service to the Annual Service Charge.

        The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Lien (as defined below) of any kind upon any of the property of the Operating

Partnership or any of its Subsidiaries (the "Secured Debt") if, immediately after giving effect to the incurrence of the additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each Subsidiary, is greater than 40% of the Adjusted Total Assets.

        Maintenance of Total Unencumbered Assets.    The Operating Partnership will maintain Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

        Existence.    Except as permitted under "Merger, Consolidation or Sale," the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence and that of each Subsidiary and their respective rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

        Maintenance of Properties.    The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business.

        Insurance.    The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

        Payment of Taxes and Other Claims.    The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon them or any Subsidiary or upon their income, profits or property or that of any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, the documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file the documents if the Operating Partnership were so subject. If the Operating Partnership is no longer required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will also in any event:

  •
  within 15 days of each Required Filing Date (1) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to the Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to these Sections and (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to these Sections; and

  •
  if filing these documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective Holder.

        As used herein and in the prospectus supplement:

        "Annual Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Indebtedness.

        "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries (1) plus amounts which have been deducted for (a) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for the period, (f) amortization of deferred charges, and (g) provisions for or realized losses on properties and (2) less amounts which have been included for gains on properties.

        "GAAP" means accounting principles as are generally accepted in the United States of America as of the date or time of any required computation.

        "Indebtedness" means any indebtedness, whether or not contingent, in respect of (1) borrowed money evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable or (4) any lease of property as lessee which would be reflected on a balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (1) through (3) above to the extent that any items (other than letters of credit) would appear as a liability on a balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person.

        "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of the Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of the Person. A Capital Lease is a lease to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

        "Permitted Debt" means Indebtedness of the Operating Partnership or any Subsidiary owing to any Subsidiary or the Operating Partnership; provided that any Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the Securities; provided further that any disposition, pledge or transfer of any Indebtedness to a Person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of Indebtedness by the Operating Partnership or a Subsidiary, as the case may be, and not Permitted Debt.

        "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or Reckson Associates.

        "Subsidiary" means any entity of which the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

        "Total Assets" as of any date means the sum of (1) the Undepreciated Real Estate Assets, (2) all other assets of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each Subsidiary, determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (3) the cost of any property of the Operating Partnership, or any Subsidiary thereof, in which the Operating Partnership, or Subsidiary, as the case may be, has a firm, non-contingent purchase obligation.

        "Total Unencumbered Assets" means the sum of (1) those Undepreciated Real Estate Assets not subject to a Lien on a consolidated basis, (2) all other assets of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each such Subsidiary, which are not subject to a Lien determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (3) the cost of any property of the Operating Partnership, or any Subsidiary thereof, in which the Operating Partnership, or Subsidiary, as the case may be, has a firm, non-contingent purchase obligation and which is not subject to a Lien.

        "Undepreciated Real Estate Assets" means as of any date the cost (original cost plus capital improvements) of real estate assets of the Issuer and its Subsidiaries on the date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

        "Unsecured Debt" means Indebtedness of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its Subsidiaries.

        "Voting Stock" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees, provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

        Additional Covenants. Any additional or different covenants of the Operating Partnership or Reckson Associates with respect to any series of Debt Securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

        The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder:

  a.
  default for 30 days in the payment of any installment of interest on any Debt Security of the series;

  b.
  default in the payment of the principal of (or premium, if any, on) any Debt Security of the series at its maturity;

  c.
  default in making any sinking fund payment as required for any Debt Security of the series;

  d.
  default in the performance of any other covenant of the Operating Partnership or Reckson Associates (if the Debt Securities of the series are Guaranteed Securities) contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than the series), the default having continued for 60 days after written notice as provided in the Indenture;

  e.
  the Operating Partnership, Reckson Associates (if the Debt Securities of the series are Guaranteed Securities), any Subsidiary in which the Operating Partnership has invested at least $20,000,000 in capital or any entity in which the Operating Partnership is the general partner shall fail to pay any principal of, premium or interest on or any other amount payable in respect of, any recourse Indebtedness that is outstanding in a principal or notional amount of at least $20,000,000 (or the equivalent thereof in one or more other currencies), either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), of the Operating Partnership and its consolidated Subsidiaries, taken as a whole, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and the failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or otherwise relating to any the Indebtedness and shall continue after the applicable grace period, if any, specified in the agreement or instrument, if the effect of the event or condition is to accelerate, or to permit the acceleration of, the maturity of the Indebtedness or otherwise to cause, or to permit the holder or holders thereof (or a trustee or agent on behalf of the holders) to cause the Indebtedness to mature prior to its stated maturity;

  f.
  one or more final, non-appealable judgments or orders for the payment of money aggregating $20,000,000 (or the equivalent thereof in one or more other currencies) or more are rendered against one or more of the Operating Partnership, Reckson Associates (if the Debt Securities of the series are Guaranteed Securities), any Subsidiary in which the Operating Partnership has invested at least $20,000,000 in capital and remain unsatisfied and either (1) enforcement proceedings shall have been commenced by any creditor upon any judgment or order or (2) there shall be a period of at least 60 days after entry thereof during which a stay of enforcement of any judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any judgment or order shall not give rise to an Event of Default under this clause if and for so long as (A) the amount of the judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) the insurer has been notified, and has not disputed the claim made for payment, of the amount of the judgment or order;

  g.
  certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, Reckson Associates (if the Debt Securities of the series are Guaranteed Securities) or any Significant Subsidiary or any substantial part of their respective property; or

  h.
  any other Event of Default provided with respect to a particular series of Debt Securities.

        If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing (other than an Event of Default specified in subsection (g) above, which shall result in an automatic acceleration), then in every case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, the portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series, or such lesser amount as may be provided for in the Debt Securities of that series, to be due and payable immediately by written notice thereof to the Operating Partnership and Reckson Associates (and to the Trustee if given by the Holders). However, at any time after the declaration of acceleration with respect to Debt Securities of the series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of the series may rescind and annul the declaration and its consequences if

        (a)    the Operating Partnership or Reckson Associates shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of the series, plus certain fees, expenses, disbursements and advances of the Trustee, and

        (b)    all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of the series have been cured or waived as provided in the Indenture.

        The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to the series and its consequences, except a default

  •
  in the payment of the principal of (or premium, if any) or interest on any Debt Security of the series, or

  •
  in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of the series affected thereby.

        The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to the series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of the series or in the payment of any sinking fund installment in respect of any Debt Security of the series) if specified Responsible Officers of the Trustee consider the withholding to be in the interest of the Holders.

        The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of the series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Debt Securities at the respective due dates thereof.

        Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless the Holders shall have offered to the Trustee thereunder reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, or which may be unduly prejudicial to the Holders of Debt Securities of the series not joining therein.

        Within 120 days after the close of each fiscal year, the Operating Partnership and Reckson Associates must deliver a certificate of an officer certifying to the Trustee whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.

Modification of the Indenture

        Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities of each series which are affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the Holder of each Debt Security affected thereby:

  •
  change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any Debt Security, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any Debt Security, change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any Debt Security or impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;

  •
  reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture;

  •
  modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of Reckson Associates in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; or

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of the Debt Security.

        In addition to the Operating Partnership's obligation to pay the principal of, and premium (if any) and interest on, the Debt Securities, the Indenture contains several other affirmative and negative covenants as described under "—Certain Covenants." None of the Operating Partnership, Reckson Associates and the Trustee may waive compliance with the other covenants unless the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities consent to the waiver.

        Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership, Reckson Associates and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes:

  1.
  to evidence the succession of another Person to the Operating Partnership as obligor or Reckson Associates as guarantor under the Indenture;

  2.
  to add to the covenants of the Operating Partnership or Reckson Associates for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or Reckson Associates in the Indenture;

  3.
  to add Events of Default for the benefit of the Holders of all or any series of Debt Securities;

  4.
  to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that this action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect;

  5.
  to amend or supplement any provisions of the Indenture, provided that no amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding;

  6.
  to secure the Debt Securities;

  7.
  to establish the form or terms of Debt Securities of any series;

  8.
  to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

  9.
  to cure any ambiguity, defect or inconsistency in the Indenture, provided that this action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or

  10.
  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the Debt Securities, provided that the action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect.

        In addition, with respect to Guaranteed Securities, without the consent of any Holder of Debt Securities, Reckson Associates, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Guaranteed Securities and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any assumption, Reckson Associates or the subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if Reckson Associates or the subsidiary had been the issuer of the Guaranteed Securities and the Operating Partnership shall be released from all obligations and covenants with respect to the Guaranteed Securities. No assumption shall be permitted unless Reckson Associates has delivered to the Trustee (1) an officers' certificate and an opinion of counsel, stating, among other things, that the Guarantee and all other covenants of Reckson Associates in the Indenture remain in full force and effect and (2) an opinion of independent counsel that the Holders of Guaranteed Securities shall have no materially adverse United States federal tax consequences as a result of the assumption, and that, if any Debt Securities are then listed on the New York Stock Exchange, that the Debt Securities shall not be delisted as a result of the assumption.

        In determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, the Indenture provides that:

  1.
  the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof;

  2.
  the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for the Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of the Debt Security of the amount determined as provided in (1) above);

  3.
  the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of the Indexed Security at original issuance, unless otherwise provided with respect to the Indexed Security pursuant to the Indenture; and

  4.
  Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of the other obligor shall be disregarded.

        The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership, Reckson Associates (in respect of a series of Guaranteed Securities) or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of the series, in any case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of the specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing the specified percentage in principal amount of the Outstanding Debt Securities of the series will constitute a quorum.

        Notwithstanding the foregoing provisions, any action to be taken at a meeting of Holders of Debt Securities of any series with respect to any action that the Indenture expressly provides may be taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be taken at a meeting at which a quorum is present by the affirmative vote of Holders of the specified percentage in principal amount of the Outstanding Debt Securities of the series.

Discharge, Defeasance and Covenant Defeasance

        The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which the Debt Securities are payable in an amount sufficient to pay the entire indebtedness on the Debt Securities in respect of principal (and premium, if any) and interest to the date of the deposit (if the Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

        The Indenture provides that, unless these provisions are made inapplicable to the Debt Securities of or within any series pursuant to the Indenture, the Operating Partnership may elect either (a) to defease and discharge itself and Reckson Associates (if the Debt Securities are Guaranteed Securities) from any and all obligations with respect to the Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the Debt Securities and the obligations to register the transfer or exchange of Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt

Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to release itself and Reckson Associates (if the Debt Securities are Guaranteed Securities) from their obligations with respect to the Debt Securities under certain sections of the Indenture (including the restrictions described under "—Certain Covenants") and, if provided pursuant to the Indenture, their obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an Event of Default with respect to the Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership or Reckson Associates with the Trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which the Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to the Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

        A trust will only be permitted to be established if, among other things, the Operating Partnership or Reckson Associates has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law.

        "Government Obligations" means securities which are (1) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the Debt Securities of the series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after the Operating Partnership or Reckson Associates has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series:

        (a)    the Holder of a Debt Security of the series is entitled to, and does, elect pursuant to the Indenture or the terms of the Debt Security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the Debt Security, or

        (b)    a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, the indebtedness represented by the Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the Debt Security into the currency, currency unit or composite currency in which the Debt Security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate.

        "Conversion Event" means the cessation of use of:

  •
  a currency, currency unit or composite currency both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

  •
  the euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community.

        Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

        In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and the Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "—Events of Default, Notice and Waiver" with respect to sections no longer applicable to the Debt Securities or described in clause (h) under "—Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency, currency unit or composite currency in which the Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from the Event of Default. However, the Operating Partnership and Reckson Associates (if the Debt Securities are Guaranteed Securities) would remain liable to make payment of the amounts due at the time of acceleration.

Governing Law

        The Indenture and the Debt Securities shall be governed by the laws of the State of New York.

Conversion Rights

        The terms and conditions, if any, upon which any Debt Securities are convertible into debt securities of the Operating Partnership or exchangeable for equity securities of Reckson Associates will be set forth in the applicable prospectus supplement. The terms will include the number or principal amount of securities into which the debt securities are convertible or for which the debt securities are exchangeable, the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of the debt securities, Reckson Associates or the Operating Partnership, the events requiring an adjustment of the conversion or exchange price (or the manner of calculation thereof) and any provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Global Securities

        The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable prospectus supplement relating to the series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable prospectus supplement relating to the series.

DESCRIPTION OF COMMON STOCK

General

        Our charter provides that Reckson Associates may issue up to 100 million shares of common stock, $.01 par value per share. In addition, common units of limited partnership interest in the Operating Partnership may be redeemed for cash or, at the option of Reckson Associates, exchanged for Class A common stock of Reckson Associates on a one-for-one basis. As of January 12, 2004, there were 60,245,417 shares of Class A common stock outstanding and 3,550,558 common units of limited partnership interest (including 465,845 Class C common units which are substantially identical to the common units except in respect of distributions).

        All shares of Class A common stock have been duly authorized and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of our charter regarding Excess Stock (as defined under "Restrictions on Ownership of Capital Stock"), holders of shares of Class A common stock offered hereby will be entitled to receive distributions on the stock if, as and when authorized and declared by the Board of Directors of Reckson Associates out of assets legally available therefor and to share ratably in the assets of Reckson Associates legally available for distribution to its common stockholders in the event of liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of Reckson Associates.

        Subject to the provisions of our charter regarding Excess Stock, each outstanding share of Reckson Associates' Class A common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of these shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Reckson Associates' Class A common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of Class A common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any other securities. Subject to the provisions of our charter regarding Excess Stock, shares of common stock will have equal dividend, liquidation and other rights.

        On November 25, 2003, we redeemed all outstanding shares of our Class B common stock in exchange for an equal number of shares of our Class A common stock.

Certain Provisions of our Charter

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter does not provide for a lesser percentage in these situations.

        Our charter authorizes the Board of Directors of Reckson Associates to reclassify any unissued shares of common stock into other classes or series of classes of capital stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

        Prospective investors should review the section captioned "Risk Factors—Limits on ownership and changes in control may deter changes in management and third party acquisition proposals."

Restrictions on Ownership

        In order to qualify as a REIT under the Code, not more than 50% in value of the outstanding capital stock of Reckson Associates may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of a taxable year (the "Five or Fewer Requirement") and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, the Board of Directors of Reckson Associates has adopted, and the stockholders prior to the IPO approved, a provision in our charter restricting the ownership or acquisition of shares of Reckson Associates' common stock and preferred stock. See "Restrictions on Ownership of Capital Stock." As part of our strategic plan to improve corporate governance, at our 2004 annual meeting of stockholders we intend to seek stockholder approval to authorize the modification of the ownership limit relating to the Five or Fewer Requirements so as to limit its use as an anti-takeover device.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

General

        Our charter of Reckson Associates provides that Reckson Associates may issue up to 25 million shares of preferred stock, $.01 par value per share. As of December 31, 2003, there were 8,834,500 shares of 7 5/8% Series A Convertible Cumulative preferred stock outstanding and 2 million shares of Series B Convertible Cumulative Preferred Stock outstanding. Dividends on the Series A preferred stock are payable quarterly in arrears at an annual rate of 7 5/8% of the liquidation preference of $25 per share. The Series A preferred stock is convertible at any time at the option of the holder at a conversion price of $28.51 per share of Class A common stock, subject to adjustment in certain circumstances. On or after April 13, 2003, the shares of Series A preferred stock will be redeemable, in whole or in part, at the option of Reckson Associates into shares of Class A common stock.

        On January 5, 2004, we redeemed the 2 million outstanding shares of our Series B Convertible Cumulative Preferred Stock through the issuance of approximately 1.96 million shares of Class A common stock.

        During 1998, in connection with the acquisition of certain real property, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership was supplemented (the "Supplements") to establish a series of 25,000 preferred units of limited partnership interest of the Operating Partnership designated as Series B preferred units, a series of 11,518 preferred units designated as Series C preferred units and a series of 6,000 preferred units designated as Series D preferred units. Each of the Series B, C and D preferred units have a liquidation preference of $1,000 per unit. Distributions on each Series B, C and D preferred unit are payable in arrears quarterly in an amount equal to the greater of: (1) $17.50 or (2) the quarterly distribution attributable to each Series B, C and D preferred unit if the unit was converted into Class A common stock, subject to a maximum increase of 5% of the distributions on the Series B, C or D preferred units over the immediately preceding year. The distribution amount due on all Series B, C or D preferred units is reduced during any period which certain indebtedness remains on certain of the acquired properties subject to a prepayment premium or prepayment penalty. The distribution amount on the Series B, C or D preferred units may be adjusted to reflect increases or decreases in the dividends on the Class A common stock of Reckson Associates.

        The holders of Series B, C or D preferred units have the right to convert their preferred units into common units of limited partnership interest of the Operating Partnership at a price per unit of $32.51, $29.39 or $29.12, respectively. Each Series B, C or D preferred unit is exchangeable, at the option of its holder, for shares of preferred stock of Reckson Associates with a liquidation preference equal to the liquidation preference of the Series B, C or D preferred units and otherwise with the same terms as the Series B, C or D preferred units other than the conversion and exchange rights referred to above. The Operating Partnership, with regard to any notice of an exchange, may elect to redeem all of the Series B, C or D preferred units that are the subject of the exchange for cash in an amount equal to the stated value of Series B, C or D preferred units plus any accrued distributions thereon. As of January 12, 2004, there were 3,081, 10,581, and 6,000 Series B, C and D preferred units outstanding, respectively.

        The statements made hereunder relating to the preferred stock are summaries of the material terms thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the applicable provisions of our charter and bylaws and any applicable articles supplementary to the Charter designating terms of a series of preferred stock (a "Designating Amendment").

        The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although the Board of Directors has no intention at the present time, it could establish a series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of Reckson Associates that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

        Subject to the limitations prescribed by our charter, the Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the Board of Directors. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

        Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

  •
  The title and stated value of the preferred stock;

  •
  The number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

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  The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

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  The date from which dividends on the preferred stock shall accumulate, if applicable;

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  The procedures for any auction and remarketing, if any, for the preferred stock;

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  The provision for a sinking fund, if any, for the preferred stock;

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  The provisions for redemption, if applicable, of the preferred stock;

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  Any listing of the preferred stock on any securities exchange;

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  The terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our Class A common stock, including the conversion price or manner of calculation thereof;

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  The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Reckson Associates;

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  Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Reckson Associates as a REIT;

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  A discussion of material federal income tax considerations applicable to the preferred stock; and

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  Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Reckson Associates, rank:

  i.
  senior to the common stock and to all classes or series of equity securities issued by Reckson Associates the terms of which provide that the equity securities shall rank junior to the preferred stock;

  ii.
  on a parity with all classes or series of equity securities issued by Reckson Associates, including the Series A preferred stock, other than those referred to in clauses (i) and (iii); and

  iii.
  junior to all classes or series of equity securities issued by Reckson Associates which the terms of the preferred stock provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

Dividends

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

        Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Reckson Associates, out of assets of Reckson Associates legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on the stock transfer books of Reckson Associates on the record dates as shall be fixed by the Board of Directors of Reckson Associates.

        Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Directors of Reckson Associates fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of the series of preferred stock will have no right to receive a dividend in respect of the related dividend period and Reckson Associates will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series of preferred stock are declared payable on any future dividend payment date.

        If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of the capital stock of Reckson Associates of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of the series for any period unless:

  •
  if the series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods and the then current dividend period; or

  •
  if the series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of the series.

        When dividends are not paid in full (or a sum sufficient for the full payment is not so set apart) upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of the series, all dividends declared upon preferred stock of the series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of the series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of the series and the other series of preferred stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of the series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless (1) if the series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of common stock or other capital stock ranking junior to the preferred stock of the series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any other of the capital stock of Reckson Associates ranking junior to or on a parity with the preferred stock of the series as to dividends or upon liquidation, nor shall any shares of common stock, or any other capital stock of Reckson Associates ranking junior to or on a parity with the preferred stock of the series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares) by Reckson Associates except:

        (1)    by conversion into or exchange for other capital stock of Reckson Associates ranking junior to the preferred stock of the series as to dividends and upon liquidation; or

        (2)    redemptions for the purpose of preserving the status of Reckson Associates as a REIT.

Redemption

        If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of Reckson Associates, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

        The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that Reckson Associates will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of capital stock of Reckson Associates, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into the applicable capital stock of Reckson Associates pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, unless (1) if the series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock shall be redeemed unless all outstanding preferred stock of the series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of the series to preserve the status of Reckson Associates as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of the series. In addition, unless (1) if the series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, Reckson Associates shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock of the series (except by conversion into or exchange for capital stock of Reckson Associates ranking junior to the preferred stock of the series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of the series to preserve the status of Reckson Associates as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of the series.

        If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by Reckson Associates and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder (with adjustments to avoid redemption of fractional shares) or by lot or in any other reasonable manner.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on the stock transfer books. Each notice shall state:

  •
  the redemption date;

  •
  the number of shares and series of the preferred stock to be redeemed;

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  the redemption price;

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  the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

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  that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

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  the date upon which the holder's conversion rights, if any, as to the shares shall terminate.

        If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for redemption have been set aside by Reckson Associates in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Reckson Associates (referred to herein as a "liquidation"), then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of capital stock of Reckson Associates ranking junior to the preferred stock of the series in the distribution of assets upon any liquidation, dissolution or winding up of Reckson Associates, the holders of the preferred stock shall be entitled to receive out of assets of Reckson Associates legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, the available assets of Reckson Associates are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of the series and the corresponding amounts payable on all shares of other classes or series of capital stock of Reckson Associates ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        The consolidation or merger of Reckson Associates with or into any other entity, or the merger of another entity with or into Reckson Associates, or a statutory share exchange by Reckson Associates, or the sale, lease or conveyance of all or substantially all of the property or business of Reckson Associates, shall not be deemed to constitute a liquidation, dissolution or winding up of Reckson Associates.

Voting Rights

        Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

        Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of Reckson Associates at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if the series of preferred stock has a cumulative dividend, all dividends accumulated on the shares of preferred stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if the series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire Board of Directors of Reckson Associates will be increased by two directors.

        Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, Reckson Associates will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (the series voting separately as a class):

        (1)    authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Reckson Associates, or reclassify any authorized capital stock of Reckson Associates into preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any stock; or

        (2)    amend, alter or repeal the provisions of our charter or the Designating Amendment for the series of preferred stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the series of preferred stock or the holders thereof;

provided, however, with respect to the occurrence of any of the Events set forth in (2) above, so long as the series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event Reckson Associates may not be the surviving entity, the occurrence of any Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of the series of preferred stock; and provided, further, that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of the series of preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of the series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Reckson Associates, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of the series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

        The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of Class A common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of Class A common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock of Reckson Associates, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Stockholder Liability

        As discussed above under "Description of Common Stock—General," applicable Maryland law provides that no stockholder, including holders of preferred stock, shall be personally liable for the acts and obligations of Reckson Associates and that the funds and property of Reckson Associates shall be the only recourse for these acts or obligations.

Restrictions on Ownership

        As discussed below under "Restrictions on Ownership of Capital Stock," for Reckson Associates to qualify as a REIT under the Code, not more than 50% in value of the outstanding capital stock of

Reckson Associates may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (the "Five or Fewer Requirement"). Therefore, the Designating Amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock. As part of our strategic plan to improve corporate governance, at our 2004 annual meeting of stockholders we intend to seek stockholder approval to authorize the modification of the ownership limit relating to the Five or Fewer Requirements so as to limit its use as an anti-takeover device.

Registrar and Transfer Agent

        Unless otherwise specified in the applicable prospectus supplement, the Registrar and Transfer Agent for the preferred stock will be American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

General

        Reckson Associates may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among Reckson Associates, the depositary named therein (the depositary or its successor, the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of preferred stock represented by the Depositary Shares evidenced by the Depositary Receipt, to all the rights and preferences of the preferred stock represented by the Depositary Shares, including dividend, voting, conversion, redemption and liquidation rights.

        The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the preferred stock by Reckson Associates to the Preferred Stock Depositary, Reckson Associates will cause the Preferred Stock Depositary to issue, on our behalf, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from Reckson Associates upon request.

Dividends and Other Distributions

        The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the Depositary Receipts owned by the holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

        In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make the distribution, in which case the Preferred Stock Depositary may, with the approval of Reckson Associates, sell the property and distribute the net proceeds from the sale to holders.

Withdrawal of Shares

        Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at the office, to or upon the holder's order, of the number of whole or fractional shares of preferred stock and any money or other property represented by the Depositary Shares evidenced by the Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each Depositary Share as specified in the applicable prospectus supplement, but holders of the preferred stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of preferred stock to be withdrawn, the Preferred Stock Depositary will deliver to the holder at the same time a new Depositary Receipt evidencing the excess number of Depositary Shares.

Redemption of Depositary Shares

        Whenever Reckson Associates redeems preferred stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the preferred stock so redeemed, provided Reckson Associates shall have paid in full to the Preferred Stock Depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot.

        After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the Depositary Receipts were entitled upon redemption upon surrender thereof to the Preferred Stock Depositary.

Voting of the Underlying Preferred Shares

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent the preferred stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of preferred stock represented by the Depositary Shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of preferred stock represented by the Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares.

Liquidation Preference

        In the event of liquidation, dissolution or winding up of Reckson Associates, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the Depositary Share evidenced by the Depositary Receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

        The Depositary Shares, as such, are not convertible into common stock or any other securities or property of Reckson Associates. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct Reckson Associates to cause conversion of the preferred stock represented by the Depositary Shares evidenced by Depositary Receipts into whole shares of common stock, other preferred stock of Reckson Associates or other shares of capital stock of Reckson Associates, and Reckson Associates has agreed that upon receipt of instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect the conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if the conversion will result in a fractional share being issued, an amount will be paid in cash by Reckson Associates equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

        The form of Depositary Receipt evidencing the Depositary Shares which represent the preferred stock and any provision of the Deposit Agreement may at any time be amended by agreement between Reckson Associates and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless the amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

        The Deposit Agreement may be terminated by Reckson Associates upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (1) the termination is to preserve the status of Reckson Associates as a REIT or (2) a majority of each class of preferred stock affected by the termination consents to the termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the Depositary Shares evidenced by Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (1) all outstanding Depositary Shares shall have been redeemed, (2) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of Reckson Associates and the distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing the preferred stock or (iii) each related share of preferred stock shall have been converted into capital stock of Reckson Associates not so represented by Depositary Shares.

Charges of Preferred Shares Depositary

        Reckson Associates will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, Reckson Associates will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by the holders to be performed which are outside those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

        The Preferred Stock Depositary may resign at any time by delivering to Reckson Associates notice of its election to do so, and Reckson Associates may at any time remove the Preferred Stock Depositary, any resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from Reckson Associates which are received by the Preferred Stock Depositary with respect to the related preferred stock.

        Neither Reckson Associates nor the Preferred Stock Depositary will be liable if the Preferred Stock Depositary is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of Reckson Associates and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing specified duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and Reckson Associates and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or preferred stock represented thereby unless satisfactory indemnity is furnished. Reckson Associates and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting the preferred stock represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give information, and on documents believed to be genuine and signed by a proper party.

        If the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and from Reckson Associates, on the other hand, the Preferred Stock Depositary shall be entitled to act on claims, requests or instructions received from Reckson Associates.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

Excess Stock

        Our charter provides that Reckson Associates may issue up to 75 million shares of excess stock, par value $.01 per share ("Excess Stock"). For a description of Excess Stock, see "—Restrictions on Ownership" below.

Restrictions on Ownership

        In order for Reckson Associates to qualify as a REIT under the Code, among other things, not more than 50% in value of the outstanding capital stock of Reckson Associates may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Pursuant to the Code, stock held by certain types of entities, the pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, partnerships, trusts and corporations, will be attributed to the beneficial owners of the entities for purposes of the Five or Fewer Requirement (i.e., the beneficial owners of the entities will be counted as stockholders of Reckson Associates). As part of our strategic plan to improve corporate governance, at our 2004 annual meeting of stockholders we intend to seek stockholder approval to authorize the modification of the ownership limit relating to the Five or Fewer Requirements so as to limit its use as an anti-takeover device.

        In order to protect Reckson Associates against the risk of losing its status as a REIT due to a concentration of ownership among stockholders, our charter, subject to certain exceptions, provides that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate number or value of the outstanding shares of common stock. Reckson Associates may also impose limitations on the ownership of preferred stock. See "Description of Preferred Stock—Restrictions on Ownership." Any transfer of shares of stock that would result in a violation of the Ownership Limit or that would result in disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in Reckson Associates being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Reckson Associates to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and tax counsel is presented that the changes in ownership will not then or in the future jeopardize REIT status and the Board of Directors otherwise decides that waiving the Ownership Limit is in the best interests of Reckson Associates.

        Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of Excess Stock prior to our discovery that capital stock has been transferred in violation of the provisions of our charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting Excess Stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of our charter shall be rescinded as void ab initio. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock converted into Excess Stock would be permitted under the Ownership Limit. If the transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the Charitable Beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (1) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into Excess Stock or, if the original transferee-stockholder did not give value for the shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (2) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at the option of Reckson Associates, to have acted as an agent for Reckson Associates in acquiring the shares of Excess Stock and to hold the shares of Excess Stock for Reckson Associates.

        In addition, Reckson Associates will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for the shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for the shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which the shares of Excess Stock were converted for the ten trading days immediately preceding the sale or gift, and (ii) the average closing price for the class of stock from which the shares of Excess Stock were converted for the ten trading days immediately preceding the date Reckson Associates elects to purchase the shares. Reckson Associates may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Reckson Associates may pay the amount of the reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to Reckson Associates of the transfer or, if no notice is given, the date the Board of Directors determines that a violative transfer has been made.

        These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

        All certificates representing shares of stock will bear a legend referring to the restrictions described above.

        Each stockholder shall upon demand be required to disclose to Reckson Associates in writing any information with respect to the direct, indirect and constructive ownership of the capital stock of Reckson Associates as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any compliance.

        The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of Reckson Associates unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of Reckson Associates.

DESCRIPTION OF WARRANTS

        Reckson Associates may issue Warrants for the purchase of common stock or preferred stock. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between Reckson Associates and a warrant agent specified therein ("Warrant Agent"). The Warrant Agent will act solely for Reckson Associates in connection with the Warrants of the series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

        The applicable prospectus supplement will describe the following terms, where applicable, of the Warrants in respect of which this prospectus is being delivered:

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  the title of the Warrants;

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  the aggregate number of the Warrants;

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  the price or prices at which the Warrants will be issued;

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  the currencies in which the price or prices of the Warrants may be payable;

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  the designation, amount and terms of the Securities purchasable upon exercise of the Warrants;

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  the designation and terms of the other Securities, if any, with which the Warrants are issued and the number of the Warrants issued with each security;

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  if applicable, the date on and after which the Warrants and the Securities purchasable upon exercise of the Warrants will be separately transferable;

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  the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of the Warrants may be purchased;

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  the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire;

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  the minimum or maximum amount of the Warrants which may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of material federal income tax considerations; and

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  any other material terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

FEDERAL INCOME TAX CONSIDERATIONS

        Based on various assumptions and factual representations made by us regarding our operations, in the opinion of Solomon and Weinberg LLP, our special tax counsel, commencing with our taxable year ended December 31, 1995, Reckson Associates has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and the proposed method of operation of Reckson Associates will enable it to meet the requirements for qualification as a REIT. The qualification of Reckson Associates depends upon our ability to meet the various requirements imposed under the Code through actual operations, as discussed below. Solomon and Weinberg LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Solomon and Weinberg LLP is not binding on the IRS or any court. The opinion of Solomon and Weinberg LLP is based upon existing law, IRS regulations and currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively. We cannot assume that the opinions and statements set forth herein will not be challenged by the IRS or will be sustained by a court if so challenged.

        The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern Reckson Associates and its stockholders' federal income tax treatment. For the particular provisions that govern Reckson Associates and its stockholders' federal income tax treatment, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by reference.

        Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If Reckson Associates fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders. See "Risk Factors—Failure to Qualify as a REIT."

        In any year in which Reckson Associates qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by Reckson Associates as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's common stock or preferred stock with respect to which the distribution is paid or, to the extent that they exceed the basis, will be taxed in the same manner as gain from the sale of that common stock or preferred stock. Beginning in 1998, Reckson Associates may elect to retain long-term capital gains and pay corporate-level income tax on them and treat the retained gains as if they had been distributed to stockholders. In this case, each stockholder would include in income, as long-term capital gain, its proportionate share of the undistributed gains and would be deemed to have paid its proportionate share of the tax paid by Reckson Associates with respect thereto. In addition, the basis for a stockholder's common stock or preferred stock would be increased by the amount of the undistributed long-term capital gain included in its income, less the amount of the tax it is deemed to have paid with respect thereto.

        Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from the investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in Reckson Associates, including the possibility of United States income tax withholding on our distributions.

PLAN OF DISTRIBUTION

        Reckson Associates and the Operating Partnership may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Reckson Associates and the Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from Reckson Associates or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by Reckson Associates or the Operating Partnership to underwriters or agents in connection with the offering of securities, and any discounts, concessions for commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Reckson Associates and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, Reckson Associates and the Operating Partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

        The validity of the issuance of the securities offered hereby will be passed upon for Reckson Associates and the Operating Partnership by Sidley Austin Brown & Wood LLP, New York, New York. Certain legal matters described under "Federal Income Tax Considerations" will be passed upon by Solomon and Weinberg LLP.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of each of Reckson Associates and the Operating Partnership included in their respective Annual Reports on Form 10-K and the restated consolidated financial statements appearing in this prospectus and registration statement and in the Current Report on Form 8-K dated January 14, 2004 for the year ended December 31, 2002, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Beck & Company, LLC, independent auditors, have audited the statement of revenues and certain expenses of 1185 Avenue of the Americas, New York, New York for the year ended December 31, 2002 included in our Current Report on Form 8-K as filed with the Commission on November 21, 2003, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. The statement of revenues and certain expenses is incorporated by reference in reliance on Beck & Company LLC's reports, given on their authority as experts in accounting and auditing.

5,500,000 Shares

Reckson Associates
Realty Corp.

Class A Common Stock

P R O S P E C T U S  S U P P L E M E N T

March 9, 2004

Citigroup

QuickLinks

TABLE OF CONTENTS
Prospectus Supplement
RECKSON ASSOCIATES REALTY CORP.
RECENT DEVELOPMENTS
USE OF PROCEEDS
UNDERWRITING
LEGAL MATTERS
RISK FACTORS
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RECKSON ASSOCIATES AND THE OPERATING PARTNERSHIP
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS